FOR IMMEDIATE RELEASE

Investor Contact
Whit Kincaid, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

DENNY’S CORPORATION ANNOUNCES SIX MILLION SHARE COMMON STOCK REPURCHASE PROGRAM

~ Denny’s Completes Previous Three Million Share Stock Repurchase Program ~

SPARTANBURG, S.C., April 4, 2011 – Denny’s Corporation (NASDAQ: DENN), one of America’s largest full-service family restaurant chains, today announced that its Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to 6 million shares of its common stock.  Under the program, the Company may purchase common stock from time to time in the open market or in privately negotiated transactions.

In addition, the Company announced that it has completed its previous 3 million share stock repurchase program announced November 9, 2010.

The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's shares, trading volume and general market conditions. As of March 30, 2011, the Company had 98,817,552 shares of common stock outstanding.

About Denny’s Corporation
Denny’s is one of America’s largest full-service family restaurant chains, currently operating more than 1,650 franchised, licensed, and Company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.